Exhibit 99.1

KNIGHT CAPITAL GROUP TO ACQUIRE LIBERTAS HOLDINGS, LLC, A LEADING BOUTIQUE INSTITUTIONAL FIXED INCOME BROKERAGE FIRM

Deal valued at $75 million at close will create powerful equities and fixed income distribution network; Deal includes a potential earn-out of up to $75 million based on performance in the three-year period following the close

JERSEY CITY, N.J. (May 6, 2008) – Knight Capital Group, Inc. (Nasdaq: NITE) today announced that it has agreed to acquire Libertas Holdings, LLC, a leading boutique institutional fixed income brokerage firm, for approximately $50 million in cash and $25 million of unregistered Knight stock, payable upon close.

The terms of the agreement include two components valued at up to $150 million. At the close, the approximately $50 million in cash is subject to an adjustment based on actual working capital at Libertas, and $25 million of unregistered Knight stock is subject to certain contractual transfer restrictions. The agreement also includes a potential earn-out of up to $75 million of unregistered Knight stock based on future performance of Libertas in the three-year period following the close.

“Libertas is a fast-growing, fixed income boutique that provides buy-side clients with well-respected proprietary research and much-needed liquidity in the trading process,” said Thomas M. Joyce, Chairman and CEO, Knight Capital Group. “Since its founding, Libertas has exhibited steady revenue growth and trading volumes that belie the firm’s modest size. Following the deal close, Knight will have a powerful equity and fixed income distribution network.”

Founded by Chief Executive Officer Gary Katcher in 2002, Libertas is a privately-held, riskless principal, fixed income broker-dealer specializing in high-yield, distressed, asset-backed and mortgage-backed securities (ABS/MBS). Libertas also provides clients with proprietary research on companies and target sectors. Based in Greenwich, C.T., the firm has 59 employees and satellite offices in New York, London and Hong Kong. Upon close of the agreement, Mr. Katcher will report to Mr. Joyce and become a member of the Knight management team.

“Joining Knight presents a perfect fit and the next logical step for Libertas. Our shared strong client focus, combined with the deep resources of Knight Capital Group, will allow us to grow all aspects of our fixed income business much faster than if we had opted to remain independent,” Mr. Katcher said.

Knight provides market access and trade execution services across multiple asset classes to more than 1,700 buy-side firms. According to industry reports, revenues from institutional fixed income trading in high-yield, distressed and ABS/MBS amount to approximately $2 billion annually.

The closing of the transaction is subject to customary closing conditions, including the receipt of regulatory approvals, and is expected to be completed in the fall of 2008. The acquisition is expected to be cash flow positive immediately following the closing of the transaction and accretive to earnings per share in 2009. Upon the close of the acquisition, Libertas will operate as a wholly-owned operating subsidiary of Knight Capital Group. Libertas is a member of FINRA and is authorized and regulated by the Financial Services Authority (FSA) and the Securities Futures Commission (SFC).

The advisors to Knight on the transaction are Sandler O’Neill + Partners and Skadden, Arps, Slate, Meagher & Flom LLP. The advisor to Libertas is Proskauer Rose LLP.

Conference Call and Webcast

Knight will conduct a conference call for analysts, investors and media at 9:00 a.m. Eastern Daylight Time today, May 6, 2008. Chairman and CEO Thomas M. Joyce will make a statement and answer questions related to the acquisition of Libertas.

To access the call, domestic participants may dial 877-857-6151. International participants may dial 719-325-4765. The passcode is 4102393. Please dial in at least fifteen minutes before the call is scheduled to begin and be prepared to provide your name and company affiliation.

A live webcast of the conference call will be available at www.knight.com/investorcenter/webcasts.asp. Please note that participants who would like to ask questions must dial in to the conference call. Questions cannot be submitted through the webcast.

About Knight

Knight Capital Group, Inc. (Nasdaq: NITE) is a leading financial services firm that provides electronic and voice access to the capital markets across multiple asset classes for buy-side, sell-side and corporate clients. In Global Markets, we provide market access and trade execution services in nearly every U.S. equity security and a large number of international securities, futures, options, foreign exchange and fixed income. In Asset Management, Knight owns a 51 percent stake in Deephaven Holdings with Deephaven Partners controlling the remaining 49 percent as of February 1, 2008. Deephaven (www.deephavenfunds.com) is a global multi-strategy alternative investment manager serving institutions and private clients. More information about Knight can be found at www.knight.com.

Certain statements contained herein may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are not historical facts and are based on current expectations, estimates and projections about the Company’s industry, management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond our control. Accordingly, readers are cautioned that any such forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict including, without limitation, risks associated with the costs, integration, performance and operation of businesses recently acquired, or that may be acquired in the future, by the Company. Since such statements involve risks and uncertainties, the actual results and performance of the Company may turn out to be materially different from the results expressed or implied by such forward-looking statements. Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. Unless otherwise required by law, the Company also disclaims any obligation to update its view of any such risks or uncertainties or to announce publicly the result of any revisions to the forward-looking statements made herein. Readers should carefully review the risks and uncertainties disclosed in the Company’s reports with the U.S. Securities and Exchange Commission (SEC), including, without limitation, those detailed under the headings “Certain Factors Affecting Results of Operations” and “Risk Factors” in the Company’s Annual Report on Form 10-K for the year-ended December 31, 2007, and in other reports or documents the Company files with, or furnishes to, from time to time the SEC. This information should also be read in conjunction with the Company’s Consolidated Financial Statements and the Notes thereto contained in the Company’s Annual Report on Form 10-K for the year-ended December 31, 2007, and in other reports or documents the Company files with, or furnishes to, the SEC from time to time.

CONTACTS

Margaret Wyrwas	Kara Fitzsimmons	Jonathan Mairs

Senior Managing Director, Communications, Marketing Relations	Director, Media Relations	Vice President, Corporate Communications & Investor
	201-356-1523 or	201-356-1529 or

201-557-6954 or	kfitzsimmons@knight.com	jmairs@knight.com
mwyrwas@knight.com